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                                                                    EXHIBIT 77H

For Columbia European Equity Fund:

During the fiscal year ended October 31, 2012, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios, Columbia Portfolio Builder funds, Columbia Masters International Equity Portfolio, Columbia 529 Plans and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Absolute Return Currency and Income Fund:

During the fiscal year ended October 31, 2012, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios, Columbia Income Builder Fund, Columbia Variable Portfolio - Asset Allocation Fund and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Emerging Markets Bond Fund:

During the fiscal year ended October 31, 2012, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios, Columbia Portfolio Builder funds, Columbia Income Builder Fund, Columbia Variable Portfolio - Asset Allocation Fund, Columbia 529 Plans and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Global Extended Alpha Fund:

During the fiscal year ended October 31, 2012, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia LifeGoal portfolios, Columbia Portfolio Builder funds, Columbia Income Builder Fund, Columbia Thermostat Fund, Columbia 529 Plans and Columbia Management Investment Advisers, LLC through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.